                                                                                                        OMB APPROVAL
                                                                                                        OMB Number: 3235-0287
                                             U.S. SECURITIES AND EXCHANGE COMMISSION                    Expires: September 30, 1998
         FORM 4                                       WASHINGTON D.C. 20549                             Estimated Average Burden
                                                                                                        Hours per response: 0.5

[ ] Check this box if no                   STATEMENT OF CHANGES IN BENEFICAL OWNERSHIP
    longer subjects to
    Section 16 Form 4     Filed pursuant to Section 16(a) of the Security Exchange Act of 1934,
    obligations may             Section 17(a) of the Public Utility Holding Company Act of 1935
    continue. See                 or Section 30(f) of the Investment Company Act of 1940
    Instruction 1(b)

(Print or Type Responses)
--------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

         Global Credit Corp. (Overseas) Ltd.

-------------------------------------------------------------------------------
(Last)                     (First)                   (Middle)

     3 Christchurch Square
-------------------------------------------------------------------------------
                           (Street)

     Dublin 8, Ireland
-------------------------------------------------------------------------------
(City)                     (State)                   (Zip)
--------------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

   The A Consulting Team, Inc. (TACX)
--------------------------------------------------------------------------------
3. IRS or Social Security           4. Statement for Month/Year
   Number of Reporting
   Person (Voluntary)                           3/00

                                    5. If Amendment, Date of
                                       Original (Month/Year)

--------------------------------------------------------------------------------
 6. Relationship of Reporting Person(s) to Issuer
         (Check all applicable)

  [ ] Director              [X] 10% Owner
  [ ] Officer               [ ] Other
  (give title below)        (Specify below)

--------------------------------------------------------------------------------
 7. Individual or Joint/Group Reporting. (Check applicable line)
 [ ] Form Filed by One Reporting Person
 [X] Form Filed by More Than One Reporting Person

           TABLE 1 - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED

 1. Title of Security (Instr. 3)        2. Transaction  3. Transaction
                                           Date            Code (Instr. 4. Securities Acquired (A) or
                                                           8)              Disposed of (D) (Instr. 3, 4 and 5)
                                           (Month/
                                           Day/Year)

---------------------------------------------------------------------------------------------------------------------
                                                               Code       V       Amount     (A) or (D)      Price
                                                             --------  --------  ---------  ------------  -----------

Common Stock, par value $.01 per share                                   J(1)    657,300        D           (1)

 1. Title of Security (Instr. 3)        5. Amount of         6. Ownership        7. Nature of
                                           Securities           Form: Direct        Indirect
                                           Beneficially         (D) or              Beneficial
                                           Owned at End         Indirect (I)        Ownership
                                           of Month             (Instr. 4)          (Instr.4)
                                           (Instr. 3 and 4)
---------------------------------------------------------------------------------------------

Common Stock, par value $.01 per share          0

                                                                          (Over)
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see instruction
4(b)(v).                  SEC 1474 (7/96)                           Page 1 of 3
(1) The shares previously reported as owned by Global Credit Corp. (Overseas) Ltd. and indirectly through controlled corporations by Mr. Charles Ewert have been transferred from the account of Global Credit Corp. (Overseas) Ltd. without the knowledge or consent of either of the joint filers.

  TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1. Title of           2. Conversion   3. Transaction 4. Transaction  5. Number of   6.  Date Exercisable     7. Title and
   Derivative            or              (Month/        (Instr. 8)      Securities      and Expiration          Amount of
   Security (Instr.      Exercise        Day/Year)                      Acquired        Date                    Underlying
   3)                    Price of                                       (A) or          (Month/Day/Year)        Securities (Instr.
                         Derivative                                     Disposed                                3 and 4)
                         Security                                       of (D)
                                                                        (Instr.
                                                                        3, 4 and
                                                                        5)

                                                                                                                   Amount or
                                                     Code      V     (A)    (D)    Date         Expiration  Title  Number of
                                                                                   Exercisable  Date               Shares
--------------------- --------------- -------------- ------- ------- ----- ------- ------------ ----------- ------ -----------

8. Price of            9. Number of        10. Ownership          11. Nature of
   Derivative              Derivative           Form of               Indirect
   Security                Securities           Derivative            Beneficial
   (Instr. 5)              Beneficially         Security (D)          Ownership
                           Owned at             or Indirect           (Instr. 4)
                           End of               (I) (Instr. 4)
                           Month
                          (Instr. 4)



Explanation of Responses                                        SEC 1474 (7/96)

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

                                                 /s/ Charles Ewert                   August 23, 2000
                                                ---------------------------       ------------------
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).       **Signature of Authorized                Date
                                                  Representative of the
                                                  Reporting Person

Note: File three copies of this form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.

                                                                     Page 2 of 3
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                             JOINT FILER INFORMATION


Name:                                   Charles Ewert

Address:                                Residence des Princes
                                        9B, Bd du Prince Henri
                                        L-1724 Luxembourg

Designated Filer:                       Global Credit Corp. (Overseas) Ltd.

Issuer & Ticker Symbol:                 The A Consulting Team, Inc. (TACX)

Statement for Month/Year:               August 23, 2000

Signature:                              /s/ Charles Ewert
                                        ---------------------------------------
                                        Charles Ewert


                                                                     Page 3 of 3